Exhibit 4.3

Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent hereunder, are subject to the provisions of the Intercreditor Agreement dated as of March 10, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Agent, as ABL Agent, The Bank of New York Mellon Trust Company, N.A., as Trustee, as Note Agent and the Grantors (as defined in the Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of March 10, 2009 (as amended, modified, supplemented or restated from time to time, this “Agreement”), is made by and among LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (the “Company”), GREENSTONE INDUSTRIES, INC., a Delaware corporation, KETCHIKAN PULP COMPANY, a Washington corporation, LOUISIANA-PACIFIC INTERNATIONAL, INC., an Oregon corporation, LPS CORPORATION, an Oregon corporation (each a “Grantor” and together with the Company, the “Grantors”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent under the Indenture (together with its successors in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors have entered into that certain Indenture, dated as of March 10, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Grantors and The Bank of New York Mellon Trust Company, N.A., as trustee (together with its successors in such capacity, the “Trustee”), on behalf of the holders (the “Noteholders”) of the Notes (as defined below) pursuant to which the Company is issuing $375,000,000 aggregate principal amount at maturity of its 13% Senior Secured Notes due 2017 (the “Notes”), which are guaranteed by each of the other Grantors;

WHEREAS, the Trustee has been appointed to serve as Collateral Agent under the Indenture and in such capacity, to enter into this Agreement;

WHEREAS, following the date hereof, the Grantors may incur Permitted Additional Pari Passu Obligations (as defined in the Indenture) which are secured equally and ratably with the Grantors’ obligations in respect of the Notes in accordance with Section 8.9 of this Agreement;

WHEREAS, each Grantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture, the Notes and any Additional Pari Passu Agreement and each is, therefore, willing to enter into this Agreement;

WHEREAS, the Grantors are executing and delivering this Agreement pursuant to the terms of the Indenture to induce the Agent to enter into the Indenture and induce the Noteholders to purchase the Notes; and

WHEREAS, this Agreement is made by the Grantors in favor of the Agent for the benefit of the Secured Parties to secure the payment and performance in full when due of the Obligations;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Agent hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Definitions

Capitalized terms used and not otherwise defined herein shall have the respective meanings provided for in the Indenture. Additionally, the following terms shall have the meanings set forth below:

“Additional Pari Passu Agent” means the Person appointed to act as trustee, agent or representative for the holders of Permitted Additional Pari Passu Obligations pursuant to any Additional Pari Passu Agreement.

“Additional Pari Passu Agreement” means the indenture, credit agreement or other agreement under which any Permitted Additional Pari Passu Obligations (other than Additional Notes) are incurred and any notes or other instruments representing such Permitted Additional Pari Passu Obligations.

“Additional Pari Passu Joinder Agreement” means an agreement substantially in the form of Annex I.

“Discharge of Obligations” means, both (i) in the case of the Indenture, the discharge or defeasance of the Indenture in accordance with Section 8.1, Section 8.2 or Section 8.8 thereof and (ii) in the case of each Additional Pari Passu Agreement, the repayment of the Additional Pari Passu Obligations under such agreement which entitles the Grantors to obtain a release of the Liens securing such Additional Pari Passu Obligations under the Security Documents.

“Distributions” means, collectively, with respect to each Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities.

“Event of Default” means an “event of default” under the Indenture or under any Additional Pari Passu Agreement.

“Excluded Assets” has the meaning assigned to it in the second paragraph of Section 2.1.

“Indemnitees” means Agent (as such as in its individual capacity) and its officers, directors, employees, stockholders, affiliates, agents and attorneys.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to all intellectual property, whether arising under United States, multinational or foreign laws, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Issuer” means any issuer of Pledged Securities.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document creating and evidencing a Lien on a Mortgaged Property in favor of or for the benefit of the Agent, which shall be in form which, in the opinion of counsel to the Company, is effective to grant a Lien in favor of or for the benefit of the Agent enforceable against the applicable Grantor and creates rights in favor of or for the benefit of the Agent in respect of the applicable Mortgaged Property to substantially the same extent as the mortgages of the Grantors in favor of or for the benefit of the Agent provided on the Issue Date, in each case, with such schedules and including such provisions as shall, in the opinion of such counsel, be necessary or desirable to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgaged Property” means (a) each Real Property identified as a Mortgaged Property on Schedule 2.3 and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Issue Date pursuant to Section 2.3.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under any of (i) the Indenture (other than any Additional Notes and provisions in the Indenture relating solely to such Additional Notes, except to the extent constituting Permitted Additional Pari Passu Obligations), (ii) the Notes, (iii) any Additional Pari Passu Agreement and (iv) the documentation relating to any other Permitted Additional Pari Passu Obligations; provided that no obligations in respect of Permitted Additional Pari Passu Obligations (other than obligations with respect to Additional Notes) shall constitute “Obligations” unless the Additional Pari Passu Agent for the holders of such Permitted Additional Pari Passu Obligations has executed an Additional Pari Passu Joinder Agreement in the form of Annex I hereto.

“Organizational Documents” means, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Perfection Certificate” means that certain perfection certificate dated as of the date hereof, executed and delivered by each Grantor in favor of the Agent for the benefit of the Secured Parties and in favor of Bank of America, N.A., in its capacity as ABL Agent (as defined in the Intercreditor Agreement), for the benefit of the ABL Lenders (as defined in the Intercreditor Agreement).

“Pledged Securities” means, collectively, with respect to each Grantor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 1.1 attached hereto as being owned by such Grantor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Issuer acquired by such Grantor (including by issuance), together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests in each such Issuer or under any Organizational Document of each such Issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any Person, which Equity Interests are hereafter acquired by such Grantor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Person acquired by such Grantor (including by issuance), together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests or under any Organizational Document of any such Person, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any Issuer of such Equity Interests.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Required Secured Parties” means the holders of a majority in aggregate principal amount of (i) the Notes and (ii) any Debt constituting Permitted Additional Pari Passu Obligations, in each case, excluding any holder of such Debt whose vote is required to be disregarded under the Indenture or the applicable Additional Pari Passu Agreement.

“Secured Parties” means, collectively, the Agent, the Trustee, each Additional Pari Passu Agent, the Noteholders and any other holders of Obligations.

“Securities Collateral” means, collectively, the Pledged Securities and the Distributions.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

1.2 Uniform Commercial Code

As used herein, the following terms are defined in accordance with the UCC: “Accounts,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Promissory Notes,” “Securities Account” and “Supporting Obligation.”

1.3 Certain Matters of Construction

This Agreement shall be subject to the rules of construction contained in Section 1.4 of the Indenture, mutatis mutandis.

1.4 Perfection Certificate

The Agent and each Secured Party agree that the Perfection Certificate and all schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

SECTION 2. COLLATERAL

2.1 Grant of Security Interest

To secure the prompt payment and performance of all Obligations each Grantor hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon all property of such Grantor, including all of the following property, whether now owned or hereafter acquired, and wherever located, but specifically excluding Excluded Assets, as defined below (all being collectively referred to herein as the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper, including electronic chattel paper;

(c)	the Collateral Account;

(d)	all Commercial Tort Claims, including those set forth on Schedule 2.4.1;

(e)	all Deposit Accounts and all Trust Monies;

(f)	all Documents;

(g)	all General Intangibles, including Intellectual Property;

(h)	all Goods, Inventory and Equipment;

(i)	all Instruments (including, without limitation, Promissory Notes);

(j)	all Investment Property;

(k)	all Letter-of-Credit Rights;

(l)	all Securities Collateral;

(m)	all Supporting Obligations;

(n)	all monies, whether or not in the possession or under the control of Agent;

(o)	all accessions to, substitutions for, and all replacements, products, and cash and non-cash Proceeds of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(p)	all books and records (including customer lists, files, correspondence, tapes, computer programs, printouts and computer records) pertaining to the foregoing.

Notwithstanding anything to the contrary in this Agreement, and except for so long as a security interest in such Collateral is then in effect to secure the ABL Obligations (as defined in the Intercreditor Agreement), the Collateral shall not include (collectively, the “Excluded Assets”): (i) assets (x) that on the Closing Date are subject to a Lien permitted by clause (i) of the definition of Permitted Liens (but only to the extent such Lien is set forth on Schedule 2.1 hereto) and (y) that, following the Closing Date, become subject to a Lien permitted by clause (vii), (x), (xiii), (xv) or (xvi) of the definition of “Permitted Liens”, in the case of each of subclause (x) and (y) above, to the extent and only for so long as the documentation relating to such Lien validly prohibits the granting of a security interest to the Agent in such assets; (ii) any of the outstanding voting Equity Interests of a “controlled foreign corporation” (as defined in Section 957 of the Code), in excess of 65% of the voting power of all classes of Equity Interests of such controlled foreign corporation entitled to vote; (iii)(x) any Equity Interests (other than Equity Interests of a Restricted Subsidiary) to the extent and for so long as the documents governing such Equity Interests prohibit such Equity Interests from being Collateral and (y) any Equity Interest in any Canadian unlimited liability company (a “ULC Equity Interest”), (iv) any interest of a Grantor in any contract, lease, license or other agreement if the granting of a security interest therein (x) is prohibited by, or would cause a termination of all or any material rights of a Grantor under, applicable law or the terms of such contract, lease, license or other agreement, to the extent such prohibition or termination is not rendered unenforceable or ineffective under sections 9-406 through 9-409 of the UCC or other applicable law or (y) would provide any party thereto (other than a Grantor or a Restricted Subsidiary) with any other remedy that materially increases the costs or burden of the applicable Grantor thereunder; (v) the Deposit Account maintained by the Company at The Bank of Nova Scotia and certain related assets that are included in the definition of “Collateral” pursuant to the Guaranty and Security Agreement, dated as of December 12, 2006 as in effect on the date hereof by the Company for the benefit of ScotiaBank Sudo Americano, S.A., (vi) any Deposit Account or Securities Account (and cash, Investment Property and other property contained therein) which is established for purposes of “cash collateralizing” any other Debt of the Company (other than the ABL Obligations) in a transaction permitted by the Indenture to the extent the documentation relating to such Debt does not permit the Notes Lien to extend to such property, (vii)(A) any fee interest in real property of any Grantor, including all fixtures, easements and appurtenances related thereto (other than the real property, including fixtures, easements and appurtenances related thereto (1) listed on Schedule 2.3 that is subject to a Mortgage or (2) required to become subject to a Mortgage pursuant to Section 2.3 of this Agreement and (B) any leasehold interest in any real property of any Grantor, as tenant, including all fixtures, easements and appurtenances relating thereto and (viii) proceeds and products of any and all of the foregoing excluded assets described in clause (i) through (vii) above to the extent such proceeds and products would constitute property or assets of the type described in clause (i) through (vii) above.

2.2 Securities Collateral

Each Grantor represents and warrants that all certificates or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Agent has a perfected first priority security interest therein. Each Grantor hereby agrees that all certificates or instruments representing or evidencing Securities Collateral acquired by such Grantor after the date hereof shall promptly (but in any event within thirty days after receipt thereof by such Grantor) be delivered to and held by or on behalf of the Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations. Each Grantor that is an Issuer of the Pledged Securities agrees to comply with instructions originated by the Agent with respect to the Pledged Securities issued by such Issuer without further consent of any Grantor or any other person and acknowledges that it is the intention of this Agreement to grant “control” to the Agent (within the meaning of Articles 8 and 9 of the UCC) over such Pledged Securities, to the extent the same may be applicable to such Pledged Securities.

2.3 Real Estate Collateral

The Obligations shall also be secured by (i) Mortgages and Fixtures upon all Mortgaged Property and Fixtures owned by each Grantor and listed on Schedule 2.3 and (ii) to the extent not excluded from “Collateral” pursuant to clause (i) of the last paragraph of Section 2.1, all Real Property acquired in fee simple following the Issue Date with a book value of $10,000,000 or more as of the date of acquisition (or, if later, upon the date of acquisition or completion of construction of any improvements thereon) (a “Specified Real Property”) and the Grantors shall provide a Mortgage in favor of the Agent in any Specified Real Property within 90 days following the date of acquisition thereof (or, if later, upon the date such Real Property becomes a Specified Real Property). The amount of Obligations secured by any Real Property which becomes a Mortgaged Property following the Issue Date may be limited to an amount equal to at least 100% of the Fair Market Value of such Mortgaged Property in the event that securing a greater principal amount of Obligations would require the payment of recording or similar taxes in excess of $5,000. In the event that any Permitted Additional Pari Passu Obligations are incurred following the Issue Date, the Grantors shall notify the Agent thereof in writing and take all such action as may be reasonably required to amend each then existing Mortgage in order to appropriately ensure that such Permitted Additional Pari Passu Obligations are secured equally and ratably with the Note Obligations. In connection with the provision of any new Mortgage or any amendment to any Mortgage pursuant to this Section 2.3, the related Grantors will provide (a) an opinion of counsel in form and substance consistent with those provided on the Issue Date, (b) UCC-1 fixture filings, (c) title searches in form and substance consistent with those provided on the Issue Date conducted by a title insurer which reflects that such Mortgaged Property is free and clear of all defects and encumbrances except Permitted Collateral Liens, (d) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination in each case in form and substance consistent with those provided on the Issue Date and, if applicable, evidence of flood insurance, (e) ExpressMaps issued by FirstAmerican Title Insurance Company ExpressMap Division in form and substance consistent with those provided on the Issue Date together with a written certificate executed by an officer of the Company stating that the material improvements utilized in connection with each Mortgaged Property to such officer’s knowledge, after due inquiry, are located within such Mortgaged Property as depicted on the ExpressMap within the boundaries of such Mortgaged Property as depicted on such ExpressMap and (f) such other items which the Grantors determine in good faith are consistent with those provided on the Issue Date.

2.4 Other Collateral

2.4.1 Commercial Tort Claims

Schedule 2.4.1 contains a true and correct list of all Commercial Tort Claims held by each Grantor, including a brief description thereof in excess of $5,000,000. Each Grantor shall promptly notify Agent in writing if such Grantor has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $5,000,000) and shall promptly take such actions as counsel to such Grantor deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected Lien upon such claim, subject to Permitted Liens.

2.4.2 After-Acquired Intellectual Property

Not later than the next succeeding December 1 following the date any Grantor (i) obtains any rights to any additional Intellectual Property constituting Collateral which is registered with the United States Copyright Office or the United States Patent & Trademark Office or (ii) becomes entitled to the benefit of any additional Intellectual Property constituting Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property constituting Collateral which is registered with the United States Copyright Office or the United States Patent & Trademark Office, or any improvement on any Intellectual Property constituting Collateral which is registered with the United States Copyright Office or the United States Patent & Trademark Office, such Grantor shall notify the Agent thereof in writing and use commercially reasonable efforts to cause a short form security agreement in favor of the Agent to be filed in the United States Copyright Office or the Unites States Patent & Trademark Office, as the case may be, with respect to such Intellectual Property; provided that this covenant shall not apply to “off-the-shelf” license rights of any Grantor in any Intellectual Property or any other license rights that are not material to the Grantor.

2.5 No Assumption of Liability

The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any other Secured Party to, or in any way modify, any obligation or liability of any Grantor relating to any Collateral.

2.6 Further Assurances

Each Grantor shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as such Grantor deems appropriate under applicable law to evidence or perfect the Agent’s Lien on any Collateral, or otherwise to give effect to the intent of this Agreement; provided, that notwithstanding, anything in this Agreement to the contrary, the Grantors shall not be required to take any action to perfect the security interest of the Agent, other than the filing of UCC-1 financing statements, in any of the following assets: (i) any vehicles, aircraft or equipment subject to certificate of title statutes, (ii) any Real Property except as provided in Section 2.3, (iii) assets located in any country other than the United States of America, (iv) Equity Interests of any Foreign Subsidiary (other than any Nova Scotia unlimited liability company), (v) any deposit account, investment account, commodities account or securities account (other than the Collateral Account) and (vi) Intellectual Property that is not registered with the United States Copyright Office or the United States Patent & Trademark Office, or any successor office thereto. Each Grantor agrees to enter into a pledge agreement on substantially the same terms as the ULC Pledge Agreement entered into on the Closing Date if any such Grantor acquires any ULC Equity Interests. Each Grantor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Grantor, or words to similar effect, and ratifies any action taken by Agent before the Issue Date to effect or perfect the Agent’s Lien on any Collateral. The rights and powers conferred on the Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for the reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or responsibility for ascertaining or taking any necessary steps to preserve rights against other parties or any other rights pertaining to any Collateral (including, without limitation, the filing of UCC financing or continuation statements).

SECTION 3. COLLATERAL ADMINISTRATION

3.1 Administration of Accounts

3.1.1 Records and Schedules of Accounts

Each Grantor shall keep records of its accounts that are accurate and complete in all material respects.

3.1.2 Taxes

If an Account of any Grantor includes a charge for any taxes, Agent is authorized (but shall be under no obligation to any Secured Party or to any Grantor) to pay the amount thereof to the proper taxing authority for the account of such Grantor and to charge such Grantor therefor; provided, however, that neither Agent nor Secured Parties shall be liable for any taxes that may be due from any Grantor or with respect to any Collateral.

3.1.3 Account Verification

While any Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Grantor, to verify the validity, amount or any other matter relating to any Accounts of such Grantor by mail, telephone or otherwise. Each Grantor shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

3.2 Administration of Inventory

3.2.1 Records and Reports of Inventory

Each Grantor shall keep records of its Inventory that are accurate and complete in all material respects.

3.3 Administration of Equipment

3.3.1 Records and Schedules of Equipment

Each Grantor shall keep records of its Equipment that are accurate and complete in all material respects.

3.4 General Provisions

3.4.1 [Intentionally Omitted]

3.4.2 Insurance of Collateral; Condemnation Proceeds

The Collateral is and will be insured with financially sound and reputable insurance companies which are not Affiliates of any of the Grantors, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties and other assets in localities where the Grantors operate. All proceeds under each policy in respect of Collateral constituting Net Loss Proceeds shall, subject to the Intercreditor Agreement, be payable to Agent as Trust Monies. From time to time upon request (it being understood that Agent shall be under no obligation to any Secured Party or any Grantor to make any such request), each Grantor shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. The Grantors shall use commercially reasonable efforts (consistent with industry practice) to cause each such policy to include satisfactory endorsements (i) showing Agent as loss payee or additional insured, as appropriate and (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever (or a lesser period of time reasonably acceptable to Agent). If any Grantor fails to provide and pay for any insurance, Agent may, at its option (but shall not be under any obligation to any Secured Party or any Grantor to), procure the insurance and charge such Grantor therefor. While no Event of Default exists, each Grantor may, but the Agent may not, settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, Agent may (but shall not be under any obligation to any Secured Party or any Grantor to) reasonably settle, adjust and compromise such claims.

3.4.3 Protection of Collateral

All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by the Grantors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at each Grantor’s sole risk.

3.4.4 Defense of Title to Collateral

Each Grantor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

3.5 Power of Attorney

Each Grantor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Grantor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or the applicable Grantor’s name, but at the cost and expense of such Grantor, at any time after the occurrence and during the continuance of an Event of Default:

(a) endorse such Grantor’s name on any payment item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) (i) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or other Collateral; (ii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iii) take control, in any manner, of any proceeds of Collateral; (iv) prepare, file and sign such Grantor’s name to any notice, assignment or satisfaction of Lien or similar document; (v) receive, open and dispose of mail addressed to such Grantor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vi) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (vii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (viii) make and adjust claims under policies of insurance; (ix) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which such Grantor is a beneficiary; and (x) take all other actions as Agent deems appropriate.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants that:

4.1 Organization and Qualification

Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Grantor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined in Section 4.6).

4.2 Power and Authority

Such Grantor is duly authorized to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of such Grantor, other than those already obtained; (b) contravene the Organizational Documents of such Grantor; (c) violate or cause a default under any applicable law or any material contract to which such Grantor is a party; (d) require any authorization, approval or other action by, or any notice to or filing with (other than any such filing listed in Schedule 6 to the Perfection Certificate), any domestic or foreign governmental authority or regulatory body or consent of any other Person or (e) result in or require the imposition of any Lien (other than the Liens set forth hereunder or in any other Security Document) on any property of such Grantor.

4.3 Enforceability

This Agreement is a legal, valid and binding obligation of such Grantor, enforceable in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) equitable limitations upon the enforcement (whether by an action for specific performance, injunctive relief or otherwise) of remedies or obligations enforceable in a court of equity and the discretion of courts in granting or withholding equitable relief with respect to such enforcement.

4.4 Validity of Security Interest

The security on the Collateral granted to the Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Collateral to which Article 9 of the UCC is applicable. The security interest and Lien granted to the Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Permitted Liens.

4.5 Corporate Names; Locations

During the five years preceding the Issue Date, except as shown on Schedule 4.5, such Grantor has not been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person other than in the ordinary course of such other Person’s business. As of the Issue Date, the chief executive offices and other places of business of each Grantor are shown on Schedule 4.5. Except as set forth on Schedule 4.5 during the five years preceding the Issue Date, each Grantor has not had any other office or place of business or changed its jurisdiction of incorporation. Set forth on Schedule 4.5 is the exact legal name of each Grantor as such name appears in its respective certificate of incorporation or any other organizational document, together with the type of entity, organizational number and Federal Taxpayer Identification Number of each Grantor and whether or not such Grantor is a registered organization.

4.6 Title to Properties; Priority of Liens

Each Grantor has good and marketable title to (or valid leasehold interests in) all of its Real Property, and good title to all of its personal property purported to be owned by it, including all property reflected in any financial statements delivered to Agent, in each case free of Liens except Permitted Liens.

4.7 Intellectual Property

Each Grantor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without known conflict with any rights of others. There is no pending or, to such Grantor’s knowledge, threatened Intellectual Property claim with respect to such Grantor or any of its property (including any Intellectual Property), except for any such Intellectual Property claim that could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Grantors (taken as a whole) (a “Material Adverse Effect”). Except as disclosed on Schedule 4.7, on the Issue Date each Grantor neither pays nor owes any royalty or other compensation to any Person with respect to any material Intellectual Property. All material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, each Grantor (other than “off-the-shelf” licenses of Intellectual Property) is shown on Schedule 4.7 as of the Issue Date.

4.8 Pledged Securities

Each Pledged Security has been duly and validly authorized and issued to the applicable Grantor and, if applicable, is fully paid and nonassessable. No Pledged Security consisting of either (i) a membership interest in an Issuer that is a limited liability company or (ii) a partnership interest in an Issuer that is a partnership provides by its terms that it is a “security” governed by Article 8 of the UCC. None of the Pledged Securities constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 5. COVENANTS

As long as any Obligations are outstanding (other than contingent obligations which by their terms survive the discharge or defeasance of the Indenture and each Additional Pari Passu Agreement), each Grantor shall:

5.1 Notices

Notify Agent in writing, promptly after such Grantor’s obtaining knowledge thereof, of any of the following that affects such Grantor: any environmental release by such Grantor or on any Mortgaged Property, which environmental release could reasonably be expected to have a Material Adverse Effect; or receipt of any environmental notice with respect to any Mortgaged Property, if an adverse resolution could reasonably be expected to have a Material Adverse Effect. In the event of any change by any Grantor of (i) such Grantor’s legal name, (ii) such Grantor’s jurisdiction of organization, (iii) such Grantor’s organizational identification number, if any, (iv) such Grantor’s federal taxpayer identification number or (v) such Grantor’s chief executive office, the Grantors will notify the Agent thereof within 30 days and will cause such amendments to any UCC financing statements and other filings or registrations relating to the Collateral as may be required to maintain the perfection and priority of the Agent’s security interest in the Collateral of such Grantor.

5.2 ABL Facility Collateral Agent

In the event any Grantor takes any action to grant or perfect a Lien in favor of the ABL Agent (as defined in the Intercreditor Agreement) in any assets (other than granting “control” over any Collateral to the ABL Agent (as defined in the Intercreditor Agreement) but including actions to perfect security interests in leasehold mortgages or under the laws of foreign jurisdictions), such Grantor shall also take such action to grant or perfect a Lien in favor of the Agent to secure the Obligations.

5.3 Pledged Securities

Not take any action to cause any membership interest or partnership interest comprising the Pledged Securities to be or become a “security” within the meaning of, or to be governed by Article 8 of the UCC as in effect under the laws of any state having jurisdiction and shall not cause or permit any issuer of Pledged Securities to “opt in” or to take any other action seeking to establish any membership interest or partnership interest of the Pledged Securities as a “security” or to become certificated unless such Grantor delivers such Pledged Securities with appropriate certificates of transfer to the Agent.

5.4 Post-Closing Matters

Take the actions specified in Schedule 5.4 within the time periods set forth in Schedule 5.4. The provisions of Schedule 5.4 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

SECTION 6. THE COLLATERAL AGENT

6.1 Duties of Agent

(a) If an Event of Default has occurred and is continuing and the Agent has received written notice thereof from the Company, the Trustee or any Additional Pari Passu Agent, the Agent shall exercise such of the rights and powers vested in it by this Agreement and the Security Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Agent shall be determined solely by the express provisions of this Agreement and the Agent need perform only those duties that are specifically set forth in this Agreement and the Security Documents and no others, and no implied covenants or obligations shall be read into this Agreement or the Security Documents against the Agent; and

(ii) (in the absence of bad faith on its part, the Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Agent.

(c) The Agent may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) or (e) of this Section 6.1;

(ii) the Agent shall not be liable for any error of judgment made in good faith by an officer of the Agent, unless it is proved that the Agent was negligent in ascertaining the pertinent facts; and

(iii) the Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7 hereof or otherwise in accordance with the direction of the Required Secured Parties, or for the method and place of conducting any proceeding for any remedy available to the Agent, or exercising any trust or power conferred upon the Agent, under this Agreement or any Security Document.

(d) Whether or not therein expressly so provided, every provision of this Agreement or any provision of any Security Document that in any way relates to the Agent is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 6.1.

(e) No provision of this Agreement or any Security Document shall require the Agent to expend or risk its own funds or incur any liability. The Agent shall be under no obligation to exercise any of its rights and powers under this Agreement or any Security Document at the request of any Secured Parties, unless such Secured Parties shall have offered to the Agent security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Agent shall not be liable for interest on any money received by it except as the Agent may agree in writing with the Grantors. Money held in trust by the Agent need not be segregated from other funds except to the extent required by law.

6.2 Rights of Agent

(a) The Agent may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Agent need not investigate any fact or matter stated in any such document. The Agent shall not be obligated to communicate with or deal in any way with any Secured Party other than the Trustee or any Additional Pari Passu Agent. In determining (x) the amount of Obligations outstanding under the Indenture or any Additional Pari Passu Agreement or (y) whether the consent of any Secured Party to any amendment, waiver or other action under this Agreement or any other Security Document has been obtained, the Agent may conclusively rely on any statement by the Trustee or the applicable Additional Pari Passu Agent as to such matter.

(b) Before the Agent acts or refrains from acting, it may require an Officers’ Certificate. The Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate. The Agent may consult with counsel of the Agent’s own choosing and the Agent shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

(c) The Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Agent shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Agreement or any Security Document. Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Agreement or any Security Document the Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e) Unless otherwise specifically provided in this Agreement or any Security Document, any demand, request, direction or notice from any Grantor shall be sufficient if signed by an Officer of such Grantor.

(f) The Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any Security Document at the request or direction of any of the Secured Parties unless such Secured Parties shall have offered to the Agent reasonable security and indemnity reasonably satisfactory to the Agent against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of any Grantor, personally or by agent or attorney at the sole cost of the Grantors, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections and benefits given to the Agent, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Agent in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder or under any Security Document.

(i) The Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any other Security Document, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The permissive right of the Agent to take or refrain from taking any actions enumerated in this Agreement or any Security Document shall not be construed as a duty.

(k) In the event that the Agent (in such capacity or in any other capacity hereunder or under any Security Document) is unable to decide between alternative courses of action permitted or required by the terms of this Agreement or any Security Document, or in the event that the Agent is unsure as to the application of any provision of this Agreement or any Security Document, or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any Security Document permits any determination by or the exercise of discretion on the part of the Agent or is silent or is incomplete as to the course of action that the Agent is required to take with respect to a particular set of facts, the Agent shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Noteholders and the holders of any Debt constituting Permitted Additional Pari Passu Obligations requesting instruction as to the course of action to be adopted, and to the extent the Agent acts in good faith in accordance with any written instructions received from a majority in aggregate principal amount of the aggregate of (x) then outstanding Notes and (y) any Debt constituting Permitted Additional Pari Passu Obligations, the Agent shall not be liable on account of such action to any Person. If the Agent shall not have received appropriate instruction within 10 days of such notice (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of the Noteholders and the holders of any Debt constituting Permitted Additional Pari Passu Obligations and the Agent shall have no liability to any Person for such action or inaction.

6.3 Individual Rights of Agent

The Agent in its individual or any other capacity may become the owner or pledgee of Obligations and may otherwise deal with any Grantor or any Affiliate of any Grantor with the same rights it would have if it were not Agent.

6.4 Agent’s Disclaimer

The Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement or any other Security Document, or the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received by it in accordance with the terms hereof) for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Lien on any Collateral, and it shall not be responsible for any statement or recital herein or any statement in this Agreement or any Security Document.

6.5 Replacement of Agent

A resignation or removal of the Agent and appointment of a successor Agent shall become effective only upon the successor Agent’s acceptance of appointment as provided in this Section 6.5.

The Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company, the Trustee and each Additional Pari Passu Agent. The Company may remove the Agent if:

(a) the Agent is removed as Trustee under the Indenture;

(b) the Agent fails to comply with Section 6.7 hereof;

(c) the Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Agent under any Bankruptcy Law;

(d) a custodian or public officer takes charge of the Agent or its property; or

(e) the Agent becomes incapable of acting.

If the Agent resigns or is removed or if a vacancy exists in the office of Agent for any reason, the Company shall promptly appoint a successor Agent which complies with the eligibility requirements contained in the Indenture and each Additional Pari Passu Agreement. Within one year after the successor Agent takes office, the Required Secured Parties may appoint a successor Agent to replace the successor Agent appointed by the Grantors.

If a successor Agent does not take office within 30 days after the retiring Agent resigns or is removed, the retiring Agent, the Company or the holders of at least 10% in principal amount of the then outstanding principal amount of Obligations may petition any court of competent jurisdiction for the appointment of a successor Agent.

A successor Agent shall deliver a written acceptance of its appointment to the retiring Agent and to the Company. Thereupon, the resignation or removal of the retiring Agent shall become effective, and the successor Agent shall have all the rights, powers and the duties of the Agent under this Agreement and the Security Documents. The successor Agent shall mail a notice of its succession to the Trustee and each Additional Pari Passu Agent. The retiring Agent shall promptly transfer all property held by it as Agent to the successor Agent, provided that all sums owing to the Agent hereunder have been paid. Notwithstanding replacement of the Agent pursuant to this Section 6.5, the Grantors’ obligations under Section 8.2 and Section 8.3 shall continue for the benefit of the retiring agent.

6.6 Successor Agent by Merger, Etc.

If the Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Agent under this Agreement and the other Security Documents.

6.7 Eligibility

There shall at all times be an Agent hereunder that (i) meets the requirements for being a Trustee under the Indenture (prior to the discharge or defeasance of the Indenture) and (ii) following the discharge or defeasance of the Indenture, meets the requirements for being the Additional Pari Passu Agent under any then extant Additional Pari Passu Agreement.

6.8 Agent’s Application for Instructions from the Company

Any application by the Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Agent under this Agreement or any other Security Document and the date on and/or after which such action shall be taken or such omission shall be effective. The Agent shall not be liable for any action taken by, or omission of, the Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than twenty Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

6.9 Co-Agent; Separate Agent

At any time or times, for the purpose of meeting the Legal Requirements of any jurisdiction in which any of the Collateral may at the time be located, the Company and the Agent shall have power to appoint agents and sub-agents to the extent permitted under the Indenture.

SECTION 7. REMEDIAL PROVISIONS

7.1 General

Subject to the terms of the Intercreditor Agreement, if any Event of Default has occurred and is continuing, Agent may (but, except as provided below, shall be under no obligation to any Secured Party or any Grantor to) from time to time exercise any rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require each Grantor to assemble Collateral, at such Grantor’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by any Grantor, such Grantor agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by applicable law, in lots or in bulk, at such locations, all as Agent, acting only upon the written direction of the Required Secured Parties (or, in the absence of such direction, in any manner), deems advisable. Each Grantor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to (but shall be under no obligation to any Secured Party or any Grantor to) conduct such sales on any Grantor’s premises, without charge, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to (but shall be under no obligation to any Secured Party or any Grantor to) sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

7.2 Voting Rights; Dividends; Etc.

(a) So long as no Event of Default has occurred and is then continuing in respect of which the Agent has provided the Grantors with notice of its election to exercise the rights and remedies set forth in Section 7.2(b) below:

(i) the Grantors shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral, or any part thereof, for any purpose not inconsistent with the terms of this Agreement or the Indenture; and

(ii) to the extent permitted under the Indenture, the Grantors shall be entitled to receive all distributions, dividends (in the form of cash, securities or otherwise), cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of the Securities Collateral.

(b) At any time that an Event of Default has occurred and is then continuing in respect of which the Agent has provided the Grantors with written notice of its election to exercise the rights and remedies set forth in this Section 7.2(b):

(i) all rights of the Grantors to exercise voting and other consensual rights in respect of the Securities Collateral shall immediately cease to be effective, and all such voting and other consensual rights shall become vested in the Agent and the Agent shall thereupon have the sole right to exercise such voting and other consensual rights (including, without limitation, the right to vote in favor of, and to exchange any or all of the Securities Collateral upon, the consolidation, recapitalization, merger or other reorganization with respect to an Issuer). In order to effect the foregoing, each Grantor hereby grants to the Agent an irrevocable proxy to vote the Securities Collateral and, any time that an Event of Default exists in respect of which the Agent has provided the Grantors with notice of its election to exercise the rights and remedies set forth in this Section 7.2(b), each Grantor agrees to execute such other proxies as the Agent may request; and

(ii) all rights of the Grantors to receive and retain any distributions, dividends (in the form of cash, securities or otherwise), instruments, chattel paper or other property paid or payable with respect to any of the Securities Collateral shall immediately cease and any such distributions, dividends (in the form of cash, securities or otherwise), instruments, chattel paper or other property paid or payable with respect to any of the Securities Collateral shall be paid to the Agent (for application to the Obligations as set forth in Annex III, with respect to any cash or cash equivalents, or to be held by the Agent as additional security for the Obligations, with respect to any other type of property). Any distributions, dividends (in the form of cash, securities or otherwise), instruments, chattel paper or other property paid or payable with respect to any of the Securities Collateral and received by the Grantors contrary to the provisions of this Agreement shall be received in trust for the benefit of the Agent, shall be segregated from other assets (including, in the case of cash or cash equivalents, other funds) of the Grantors and shall be forthwith paid to the Agent.

7.3 License

Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of each Grantor, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Grantor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

7.4 Setoff

Subject to the terms of the Intercreditor Agreement, at any time during an Event of Default, Agent, each Secured Party and any of their Affiliates are authorized, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Secured Party or such Affiliate to or for the credit or the account of a Grantor against any Obligations, irrespective of whether or not Agent, such Secured Party or such Affiliate shall have made any demand under this Agreement, the Indenture, any Additional Pari Passu Agreement or any other agreement and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Secured Party or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Secured Party and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

7.5 Remedies Cumulative; No Waiver

7.5.1 Cumulative Rights

All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of any Grantor contained in the Senior Secured Note Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent may have, whether under any agreement, by law, at equity or otherwise.

7.5.2 Waivers

The failure or delay of Agent to require strict performance by any Grantor with any terms of this Agreement, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until the Discharge of Obligations. No modification of any terms of this Agreement or any Security Document (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to the applicable Grantor and executed by Agent with the consent of any Secured Parties required by the Indenture and any Additional Pari Passu Agreement, and such modification shall be applicable only to the matter specified.

SECTION 8. Miscellaneous

8.1 Notices

All notices, approvals, requests, demands and other communications hereunder shall be given if to:

(i)	The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street, Suite 1020

Chicago, IL 60602

Attn: Corporate Trust Division

Telecopy No.: (312) 827-8542

(ii)	any Grantor, to it at:

c/o Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, TN 37219

Attention: Mark Tobin, Treasurer

Telephone No.: 615-986-5856

Telecopy No.: 615-986-5880

with a copy to:

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, TN 37219

Attention; Mark Fuchs, General Counsel

Telephone No.: 615-986-5892

Telecopy No.: 615-986-5880

(iii)	any Additional Pari Passu Agent, to it at the address specified in the applicable Additional Pari Passu Joinder Agreement;

in each case, or to such other address as may be specified by such party to the other parties hereto in writing from time to time.

8.2 Indemnity

EACH GRANTOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any Grantor have any obligation thereunder to indemnify or hold harmless an Indemnitee to the extent a claim is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

8.3 Reimbursement Obligations

Each Grantor shall be obligated to reimburse Agent, as part of the Obligations, for all fees, costs and expenses incurred by it in connection with this Agreement, including without limitation, any fees, costs and expenses incurred by it in enforcing its rights and remedies under this Agreement and the Security Documents.

8.4 Successors and Assigns

This Agreement shall be binding upon Grantors and their respective successors and assigns and shall inure to the benefit of Agent and its respective successors and assigns.

8.5 Changes in Writing

No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by Agent.

8.6 GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

8.7 Consent to Forum

8.7.1 Forum

EACH GRANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AGREEMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH GRANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.1 HEREIN. Nothing herein shall limit the right of Agent to bring proceedings against any Grantor in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

8.7.2 Waivers By Grantors

To the fullest extent permitted by applicable law, each party hereto waives (a) the right to trial by jury in any proceeding or dispute of any kind relating in any way to this Agreement or any Security Document; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which each Grantor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any enforcement action; and (g) notice of acceptance hereof. Each party hereto acknowledges that the foregoing waivers are a material inducement to Agent entering into this Agreement and that Agent is relying upon the foregoing in its dealings with each Grantor. Each Grantor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.8 Counterparts; Integration

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of such agreement.

8.9 Permitted Additional Pari Passu Obligations

On or after the Issue Date, the Company may from time to time designate additional obligations as Permitted Additional Pari Passu Obligations by delivering to the Agent, the Trustee and each Additional Pari Passu Agent (a) a certificate signed by the chief financial officer of the Company (i) identifying the obligations so designated and the aggregate principal amount or face amount thereof, stating that such obligations are designated as “Permitted Additional Pari Passu Obligations” for purposes hereof, (ii) representing that such designation complies with the terms of the Indenture and each then extant Additional Pari Passu Agreement, (iii) specifying the name and address of the Additional Pari Passu Agent for such obligations (if other than the Trustee) and (iv) stating that the Grantors have complied with their obligations under Section 2.4; (b) except in the case of Additional Notes, a fully executed Additional Pari Passu Joinder Agreement (in the form attached as Annex I); and (c) an Opinion of Counsel to the effect that the designation of such obligations as “Permitted Additional Pari Passu Obligations” does not violate the terms of the Indenture and each then extant Additional Pari Passu Agreement (upon which the Agent may conclusively and exclusively rely).

8.10 Additional Grantors

If, pursuant to the terms of the Indenture or any Additional Pari Passu Agreement, the Company shall be required to cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Agent a Joinder Agreement in the form of Annex II and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Issue Date.

8.11 Intercreditor Matters

By accepting the benefits of this Agreement and the other Security Documents, each Secured Party agrees that it is bound by (i) the terms of the Intercreditor Agreement applicable to such Secured Party and (ii) the provisions of Annex III.

8.12 Release of Liens

Liens shall be released as provided in the Indenture with respect to liens securing the Notes and Additional Notes and each Additional Pari Passu Agreement with respect to liens securing Permitted Additional Pari Passu Obligations.

[Signature page follows]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation

By:	/s/ Curtis M. Stevens
	Name:	Curtis M. Stevens
	Title:	Executive Vice President, Administration, and Chief Executive Officer

GREENSTONE INDUSTRIES, INC., a Delaware corporation

By:	/s/ Curtis M. Stevens
	Name:	Curtis M. Stevens
	Title:	Vice President and Chief Financial Officer

KETCHIKAN PULP COMPANY, a Washington corporation

By:	/s/ Curtis M. Stevens
	Name:	Curtis M. Stevens
	Title:	Vice President and Chief Financial Officer

LOUISIANA-PACIFIC INTERNATIONAL, INC., an Oregon corporation

By:	/s/ Curtis M. Stevens
	Name:	Curtis M. Stevens
	Title:	Vice President

LPS CORPORATION, an Oregon corporation

By:	/s/ Curtis M. Stevens
	Name:	Curtis M. Stevens
	Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely as Collateral Agent appointed under the Indenture, as Agent

By:	/s/ Sharon McGrath
	Name:	Sharon McGrath
	Title:	Vice President

Schedule 1 to

Security Agreement

Pledged Securities

Schedule 2 to

Security Agreement

Existing Restrictions

Schedule 2.3 to

Security Agreement

Mortgaged Property and Fixtures

Schedule 2.4.1 to

Security Agreement

Commercial Tort Claims

Schedule 4.5 to

Security Agreement

Corporate Names and Locations

Schedule 4.7 to

Security Agreement

Intellectual Property

Schedule 5.4 to

Security Agreement

Post-Closing Matters

1. Within 60 days after the Closing Date, deliver to the Agent updates to title search results substantially similar to those previously provided to the Initial Purchasers. If any such updates to title search results reveal any lien that is not a Permitted Collateral Lien, Grantors shall take all steps necessary to terminate any such lien or take other steps to cause such lien to become a Permitted Collateral Lien within 90 days after delivery of the updates to the title search results.

2. Within 60 days after the Closing Date, deliver to the Agent a stock certificate representing all outstanding shares of capital stock of GreenStone Industries, Inc., and accompanying stock power, to replace the GSLP Merger Corp. stock certificate and stock power delivered to the Agent on the Closing Date.

Annex I to

Security Agreement

FORM OF ADDITIONAL PARI PASSU JOINDER AGREEMENT

The undersigned (the “Additional Pari Passu Agent”) is the agent for Persons wishing to become “Secured Parties” (the “New Secured Parties”) under the Security Agreement, dated as of March 10, 2009 (as amended and/or supplemented, the “Security Agreement” (terms used without definition herein have the meanings assigned to such terms by the Security Agreement)) among Louisiana-Pacific Corporation, the other Grantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Agent (the “Agent”) and the other Security Documents.

In consideration of the foregoing, the undersigned hereby:

(i) represents that the Additional Pari Passu Agent has been authorized by the New Secured Parties to become a party to the Security Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Secured Obligations”) and to act as the Additional Pari Passu Agent for the New Secured Parties hereunder;

(ii) acknowledges that the New Secured Parties have received a copy of the Security Agreement;

(iii) irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Security Agreement and the other Security Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

(iv) accepts and acknowledges the terms of Agreement applicable to it and the New Secured Parties and agrees to serve as Additional Pari Passu Agent for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms of the Security Agreement and the other Security Documents applicable to holders of Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Security Agreement.

The name and address of the representative for purposes of Section 8.1 of the Security Agreement are as follows:

[name and address of Additional Pari Passu Agent]

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IN WITNESS WHEREOF, the undersigned has caused this Additional Pari Passu Joinder Agreement to be duly executed by its authorized officer as of the              day of 20      .

[NAME]

By:
Name:
Title:

A-I-2

Annex II to

Security Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [                ], 20[    ], is delivered pursuant to Section 8.10 of the Security Agreement, dated as of March 10, 2009 (as amended and/or supplemented, the “Security Agreement” (terms used without definition herein have the meanings assigned to such terms by the Security Agreement)), among Louisiana-Pacific Corporation, the other Grantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Agent (the “Agent”) and the other Security Documents. Capitalized terms used herein but not defined herein are used with the meanings given them in the Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 8.10 of the Security Agreement, hereby becomes a party to the Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, hereby grants to the Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to the Agent and grants to the Agent Liens on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Grantor thereunder.

The undersigned hereby represents and warrants that each of the representations and warranties contained in the Security Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

A-II-1

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED as of the date of this Joinder Agreement first above written.

[ ], not in its individual capacity, but solely as Collateral Agent appointed under the Indenture, as Agent

By:
Name:
Title:

A-II-2

Annex III to

Security Agreement

THE COLLATERAL AGENT AND

SECURED PARTY ACKNOWLEDGMENTS1

Acknowledgment of Priorities of Security Interests and Liens; Application of Proceeds

(a) Each of the Secured Parties acknowledges and agrees that notwithstanding the date, time or creation of any Liens securing any of the Obligations under the Security Agreement or the Security Documents, the Obligations shall be equally and ratably secured by the Liens of the Security Agreement and the Security Documents and all Liens securing any of the Obligations (and any proceeds received from the enforcement of any such Liens) shall be for the equal and ratable benefit of all Secured Parties shall be applied as provided in clause (c) below. Each Secured Party, by its acceptance of the benefits hereunder and of the Security Documents, hereby agrees for the benefit of the other Secured Parties that, to the extent any additional or substitute collateral for any of the Obligations is delivered by a Grantor to or for the benefit of any Secured Party, such collateral shall be subject to the provisions of this clause (a).

(b) Each of the Secured Parties hereby agrees not to challenge or question in any proceeding the validity or enforceability of any Security Document (in each case as a whole or any term or provision contained therein) or the validity of any Lien or financing statement in favor of the Agent for the benefit of the Secured Parties as provided in the Security Agreement and the other Security Documents, or the relative priority of any such Lien. Each Secured Party consents to the release of Trust Monies from the Collateral Account in accordance with Section 11 of the Indenture.

(c) The proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral under this Agreement or any other Security Document shall be applied, together with any other sums then held by the Agent pursuant to this Agreement, promptly by the Agent as follows:

FIRST, to the payment of all costs and expenses, liabilities, fees, commissions and taxes paid or payable by the Agent under this Agreement or any Security Document including, without limitation, the costs and expenses of the Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Agent in connection therewith;

SECOND, without duplication of amounts applied pursuant to clause FIRST above, to the payment in full in cash, pro rata, based on the amount of Obligations outstanding under the Indenture and each Additional Pari Passu Agreement and then due and owing to (i) the Trustee to be applied as provided in the Indenture, and (ii) each Additional Pari Passu Agent to be applied as provided in the applicable Additional Pari Passu Agreement; and

[1]	Unless otherwise defined herein, all capitalized terms used herein and defined in the Security Agreement, are used herein as therein defined.

S-4.7-1

THIRD, the balance, if any, to such Grantor or as otherwise directed by a court of competent jurisdiction.

If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Annex III.

Enforcement.

Subject to the Agent’s rights under Section 6 of the Agreement, the Required Secured Parties may direct the Agent in exercising any right or remedy available to the Agent under this Agreement or any Security Document. In the absence of any such instruction, the Agent may (but shall be under no obligation to) exercise such rights and remedies in any manner that complies with Section 6 of the Agreement.

A-II-2